Exhibit 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Numbers 33-31765, 33-64248, 33-35592, 33-61429, 33-32857, 333-40363, 333-51585,
333-81351, 333-89280 and 333-100224 of The Pep Boys - Manny, Moe & Jack and
subsidiaries on Form S-8 and Post-Effective Amendment No. 2 to Registration Statement No. 333-98255 of The Pep Boys - Manny, Moe & Jack and Subsidiaries on Form S-3 of our report dated March 13, 2003 (March 26, 2003 as to Note 14), appearing in this Annual Report on Form 10-K of The Pep Boys - Manny, Moe & Jack and subsidiaries for the year ended February 1, 2003.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
May 2, 2003